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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

        The following is a listing of the subsidiaries of CombiMatrix Corporation:

Jurisdiction of Incorporation
CombiMatrix Molecular Diagnostics, Inc.	California

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  EXHIBIT 21.1